Exhibit 10.7
VERITEC, INC.
RESTRICTED STOCK AGREEMENT

Parties:	Veritec, Inc. (the “Company”)

[EMPLOYEE] (“Employee”)

Effective Date:	[DATE]
RECITALS
On [DATE], the Board of Directors of the Company (the “Board”) authorized the grant of an aggregate of  _____  shares of the Company’s $.01 par value common stock (the “Restricted Stock”) to Employee, which shares shall be restricted pursuant to the terms and conditions set forth herein. The parties desire to enter into this Restricted Stock Agreement (“Agreement”) to memorialize the terms and conditions of the grant of the Restricted Stock to the Employee.
AGREEMENT
1. Terms of Restricted Stock.
Subject to the terms and conditions contained herein, the Company grants to Employee the Restricted Stock in accordance with the terms and conditions set forth herein. During the period set forth in Section 2 hereof (the “Restriction Period”), Employee shall not sell, transfer, pledge or otherwise encumber any of the Restricted Stock, whether voluntarily or involuntarily or by operation of law. Except as set forth in Section 2, all shares of Restricted Stock for which the Restriction Period has not lapsed shall be forfeited to the Company, without payment therefore, if during the Restriction Period the employment of the Employee with the Company shall terminate for any reason.
2. Lapse of Restrictions. The restrictions described in this Agreement applicable to the Restricted Stock shall apply for the Restriction Period, which shall commence on the Effective Date and shall lapse as follows:
(a) On  _____  , if the Employee is employed by the Company on that date, with respect to 50% of the Restricted Stock; or
(b) On  _____  , if the Employee is employed by the Company on that date, with respect to the remaining 50% of the Restricted Stock.
Upon the occurrence of the events described in subsections (a) and (b) above, the Restricted Stock shall become non-forfeitable under Section 1.
3. Deposit of Certificates. The certificate or certificates representing the shares of Restricted Stock, together with stock powers or other instruments of transfer appropriately endorsed in blank by the Employee, will be held on deposit with the Company until the Restriction Period lapses with respect to such shares of Restricted Stock pursuant to Section 2 of this Agreement. If the shares of Restricted Stock are maintained in uncertificated form, the Company shall denote such shares as being subject to restrictions as set forth in this Agreement as part of the book entry of the shares on the Company’s stock records. After the Restriction Period described in Section 2 lapses, the Company shall promptly cause the certificate or certificates for the shares of Restricted Stock and the stock powers relating thereto, to be delivered to the Employee, or shall mark its records that the Employee is the owner of such shares.

4. Rights of Employee.
Employee shall only have the rights of a shareholder with respect to the shares of Restricted Stock for which the restrictions on such shares pursuant to Section 2 have lapsed. Any dividends or distributions (including regular, periodic cash dividends) paid with respect to Restricted Stock for which the restrictions described in Section 2 hereof have not lapsed will be subject to the same restrictions on transferability and the possibility of forfeiture to the Company as the Restricted Stock to which the dividends or distributions relate. To facilitate the enforcement of this provision, any such dividends or distributions paid with respect to Restricted Stock still subject to the restrictions described herein will be held by the Company or its agent designated for the purpose until such time as the Restricted Stock to which the dividends or distributions relate are no longer restricted or are forfeited. If such shares are no longer restricted, the dividends or distributions with respect thereto will be paid or transferred to the Employee at the time the certificate representing such shares is provided to the Employee. If such shares of Restricted Stock are forfeited, all of the Employee’s right, title and interest in and to such dividends and distributions will automatically be transferred to the Company, and the Employee agrees to execute any documents evidencing such transfer as may be requested by the Company, either at the time of such transfer or in anticipation of such transfer becoming necessary.
5. Employment of Employee.
Nothing in this Agreement shall be construed to confer upon Employee any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate Employee’s employment at any time, nor to derogate from the terms of any written employment agreement between the Company and Employee.
6. Further Restrictions on Shares.
(a) Securities Laws. Employee hereby agrees that the acquisition of the Restricted Stock is for purposes of investment and not for resale or public distribution of the shares, and Employee will not sell, pledge, transfer or otherwise dispose of any such shares except pursuant to registration under the Securities Act of 1933, as amended, or unless, in the opinion of counsel for the Company, registration is not required. Such restrictions shall be binding upon Employee, and upon the heirs, personal representatives, and administrators of Employee. Any stock certificate for shares of Restricted Stock issued shall be endorsed so as to refer to the restrictions on transfer imposed by this Agreement and by applicable securities laws and Employee shall, at the request of the Company, execute and deliver a letter of investment intent prior to acquiring any shares of Restricted Stock.
(b) Certificate Legends. The share certificates shall include legends evidencing the above restrictions until such restrictions lapse.
7. Possible Tax Consequences. Employee understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Employee shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Employee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Restricted Stock, if any, and the fair market value of the shares as of the date any restrictions on the shares lapse. In this context, “restriction” includes without limitation the vesting restrictions set forth in Section 2 hereof. Employee understands that Employee may elect to be taxed at the time the shares of Restricted Stock are received rather than when and as the restrictions on the shares lapse or expire by filing an election under Section 83(b) of the Internal Revenue Code of 1986 (the “Code”) with the Internal Revenue Service within 30 days from the date of the acquisition. In the event Employee files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable Treasury regulation(s) and Employee shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service.
8. Tax Withholding.
To the extent that the receipt of the shares of Restricted Stock or the lapse of any restrictions thereon results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations. If Employee does not deliver such money, the Company is authorized to withhold, from any cash remuneration then or thereafter payable to Employee, any tax required to be withheld by reason of such resulting compensation income.
9. Entire Agreement.
This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Company and Employee with respect to the subject matter hereof.

VERITEC, INC.

By

	Its:	Chief Executive Officer

ACCEPTED:

[EMPLOYEE]

Dated:

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